UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Clovis Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CLOVIS ONCOLOGY, INC.

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2018

This Supplement dated May 31, 2018 amends and supplements the Proxy Statement of Clovis Oncology, Inc. (“we”, “our” or the “Company”) dated April 27, 2018 (the “Proxy Statement”) with the following information.

Engagement of Proxy Solicitor

Subsequent to filing the Proxy Statement for our 2018 Annual Meeting of Stockholders to be held on June 7, 2018, we retained Innisfree M&A Incorporated (“Innisfree”), an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. We have agreed to pay Innisfree a fee of $10,000, plus costs and expenses, for these services. In addition, we have agreed to indemnify Innisfree and certain related persons against certain liabilities relating to or arising out of Innisfree’s engagement. Other costs of soliciting votes in connection with the Proxy Statement have been or will be paid by us. If stockholders need assistance with casting or changing their vote, they should contact Innisfree at +1 (888) 750-5834.

Important Information

The Company has filed the definitive Proxy Statement with the Securities and Exchange Commission (the “SEC”) and has furnished to its stockholders the Proxy Statement in connection with the solicitation of proxies for its 2018 Annual Meeting of Stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2018 Annual Meeting, as amended and supplemented by this Supplement, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.